Exhibit 99.1

MONARCH FINANCIAL HOLDINGS ANNOUNCES

CONVERSION OF PREFERRED SHARES

Chesapeake, VA - Monarch Financial Holdings, Inc. (Nasdaq: MNRK, MNRKP), the bank holding company for Monarch Bank, provided notice today that all outstanding shares of their Series B noncumulative convertible preferred stock, which trades under the symbol of MNRKP, will be converted to shares of the Company’s common stock. The Company’s common shares have traded for 20 out of the most recent 30 trading days at 130% of a pre-established conversion price which entitles the company to force convert each preferred share to 3.75 shares of common stock. Cash will be issued in lieu of fractional shares. The conversion of the shares is set to occur on March 8, 2013. As of February 20, 2013 there were 309,348 shares of the preferred stock outstanding, and assuming those shares remain outstanding as of March 8, 2013, they will convert to a maximum of 1,160,055 shares of common stock.

“We issued our Series B noncumulative convertible preferred stock in 2009 for $25.00 per share. The return on this investment has been very strong for our shareholders and they have been well rewarded. In addition to the interest payments, our effective common stock share price has increased more than 30% since we issued the preferred shares. The return of our capital to common stock and the anticipated growth in our net income available to common shareholders will have a positive impact on our shareholders.” stated Brad E. Schwartz, Chief Executive Officer.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with eleven banking offices in Chesapeake, Virginia Beach, Norfolk, Suffolk, and Williamsburg Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Monarch Mortgage and our affiliated mortgage companies have over thirty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), OBX Bank Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Bank Private Wealth (investment, trust, planning and private banking), Monarch Investments (investment and insurance solutions), Real Estate Security

Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”, and shares of our preferred stock are publicly traded on the Nasdaq Capital Market under the symbol “MNRKP”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	February 21, 2013